SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C.  20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of the Securities Exchange Act of 1934

Date of Report –  August 23, 2005
(Date of Earliest Event Reported)

COMPUTER HORIZONS CORP.

(Exact name of registrant as specified in its charter)

New York	0-7282	13-2638902
(State or other jurisdiction	(Commission	(IRS Employer Identification No.)
of incorporation or organization)	File Number)

49 Old Bloomfield Avenue
Mountain Lakes, New Jersey 07046-1495
(Address of principal executive offices)

Registrant’s telephone number, including area code: (973) 299-4000

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☒  Written communication pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01	Other Events.

On August 23, 2005, Computer Horizons Corp. (“CHC” or the “Company”) was served with an Order to Show Cause and Verified Complaint in connection with a legal action commenced in the Supreme Court of the State of New York, County of New York, by Crescendo Partners II, L.P., Series R., one of the Company’s shareholders (“Crescendo”), seeking, among other things, a temporary restraining order preventing the consummation of the previously announced proposed merger between a subsidiary of the Company and Analysts International Corporation.  The Order to Show Cause further seeks the confirmation and announcement of the record date and the date, time and place of a special meeting (unrelated to the proposed merger) requested by Crescendo in a letter to the Company, dated August 2, 2005. The Court denied Crescendo’s request for a temporary restraining order and set a hearing for August 30, 2005 to determine whether an injunction should issue.

CHC has previously announced that on April 12, 2005, it entered into an Agreement and Plan of Merger with JV Merger Corp., a Minnesota corporation and its own wholly-owned subsidiary (the “Sub”), and Analysts International Corporation, a Minnesota corporation (“Analysts”) pursuant to the terms of which Sub will be merged with and into Analysts and each issued and outstanding share of common stock, par value $.10 per share, of Analysts (other than shares held of record by CHC, Sub, Analysts and any of their subsidiaries) shall be converted into the right to receive 1.15 fully paid and nonassessable shares of CHC’s common stock, par value $.10 per share.  As previously disclosed, completion of the merger is subject to various conditions, including approval by the shareholders of each company to be sought at a special meeting of each company’s shareholders scheduled for September 2, 2005 and other customary closing conditions. Also as previously disclosed, Crescendo is soliciting proxies in opposition to the proposed merger.

The legal action and the results of the court appearance were announced in a press release issued by the Company on August 24, 2005, which release is set forth in Exhibit 99.1 attached hereto and is incorporated herein by reference.

Item 9.01	Financial Statements and Exhibits.

(c)	Exhibits.

Exhibit Number	Description

99.1	Press release dated August 24, 2005

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: August 24, 2005

COMPUTER HORIZONS CORP.

	By:	/s/ William J. Murphy
William J. Murphy
Chief Executive Officer